CPS TECHNOLOGIES CORP.

Moderator:    Ralph Norwood

November 3, 2015

4:30 p.m. ET

Operator:               This is conference 69271188

Operator:               Good afternoon and thank you for standing by.  Welcome to the CPS Technologies Corp.'s Third Quarter Quarterly Investor call.

                              All lines have been placed on mute to prevent any background noise.  After the speaker's remarks, there will be a question and answer session.  To ask a question during this time, press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

                              Thank you.  Today's speakers will be Grant Bennett, President and CEO; and Ralph Norwood, Chief Financial Officer.

                              I would now like to turn the conference over to Ralph Norwood.  Please go ahead.

Ralph Norwood:   Thank you, operator, and good afternoon.  Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS' operations and environment.

                              These uncertainties include economic conditions, market demands and competitive factors.  Such factors could cause actual results to differ materially from those and any forward-looking statement.

                              Now, I will turn the call over Grant to offer his perspective on the third-quarter results.

Grant Bennett:      Thank you, Ralph, and good afternoon to everyone.  Let me comment on important developments in the third quarter and then make brief comments on our third-quarter results.

                              As you are aware, our two largest products lines are base plates used in motor controllers for trains and base plates used in hybrid and electric vehicles.

                              In the second quarter of this year, we brought on board a full-time salesman in China.  I just returned this past Saturday from two weeks in Asia visiting current and potential customers in Japan and China.  We visited module manufacturers, train manufacturers and major automobile manufacturer.

                              I returned from those two weeks very excited about the significant potential for growth in that part of the world.  We've already achieved a design win for our new base plate for a new module at one major Japanese IGBT module manufacturer.  And we have finished the qualification process at that manufacturer because it is a new module, the volumes will ramp slowly but will be significant.

                              We have samples being evaluated as part of the qualification process at a second major Japanese IGBT module manufacturer.

                              Speaking of Japan, let me comment on the patent situation.  In July of this year, the Intellectual Property High Court of Japan, known as the IPHC, ruled key claims of our competitors patent to be invalid.  This is a major victory for CPS.

                              On August 31, our competitor appealed this decision of the IPHC to the Supreme Court of Japan.  We believe it's very, very unlikely the Supreme Court will hear their appeal.  The appeal raises no constitutional issues and the Supreme Court hears less than 1 percent of the cases appealed to it.

                              Most likely, the Supreme Court will decline to hear the appeal and let the Intellectual Property High Court's decision stand.  Assuming that that is the case, then the patent issue will finally be behind us.  We will know in five to six months whether the Supreme Court will hear the appeal or whether they'll let the Intellectual Property High Court's decision stand.  In short, the development is very positive on this front.

                              In China, we visited new IGBT module manufacturing facilities that will support the state-owned China Railway Rolling Stock Corporation or CRRC as they're known.  You may be aware that a year ago, CRRC won a $566 million contract to provide 284 cars for the Boston subway system.  We certainly have no guarantee but hope to have our base plates in those new subway cars and in many, many others.

                              While in China, we also visited a major automobile manufacture who is emphasizing hybrid electric vehicles and electric vehicles.  And we believe we have an opportunity to become a supplier of base plates there as well.

                              Let me switch from base plates to armor.  In the third quarter, we received a $1 million purchase order from the U.S. Army for armor panels for additional testing and evaluation.  This PO comes from TACOM in Michigan, a group within the army that has the responsibility of approving any armor solutions that are used on army vehicles.

                              Obtaining TACOM’s approval or qualification of our hybrid-tech armor panels is a key step in our objective of becoming a vendor of armor panels to the Army.  We began our interaction with the Army at the Army Research Laboratory, ARL, in a research and development mode.  The purchase order from TACOM moves us from that mode much closer to the end customer.

                              Let me comment specifically on our financial results for the quarter just ended.  We mentioned in our press release that the strengthening dollar has precipitated some price reductions on our part.  And we also indicated that we have some sales returns of a new product for the oil and gas industry which affected our results.

                              Ralph can comment on the strengthening dollar.  Let me comment on the sales returns.

                              We produce what's called ball sealers used in fracking in the oil and gas industry.  The distinctive feature of our composite ball sealers is that they dissolve in the well after they have performed their function rather than needing to be extracted.

                              Through our customer, we offer different sealers that dissolve at different rates.  In the third quarter, we began production of a new sealer.  By new I mean a new material composition.

                              There are some properties of the sealer that cannot be evaluated until it's machined to the final dimensions, a process our customer performs.  We've been working closely with our customer to refine the processing parameters to produce the sealer with the properties they desire.

                              By the end of the quarter, we have identified those processing parameters that  will significantly reduce the rate of returns in the future.  While this overall product line is volatile, we are confident that it will generate significant growth in the future.

                              In short, we continue to generate cash and earnings, even though there are some unfortunate trade winds in the form of exchange rates and in this particular quarter some returns; nonetheless we have continued to invest in the future.  We remain very excited about our opportunities in Asia, about our opportunities in armor, and about the opportunities being brought in by our growing sales representative network in the U.S.

                              At this point, let me turn the call back over to Ralph to provide more detail on the results of the quarter.

Ralph Norwood:   Thank you, Grant.

                              Total revenue for the quarter was $5.4 million, an 11 percent decrease compared with the $6.1 million that we generated in the third quarter last year.  And, just as a matter of perspective, last year's quarterly total was the highest in our history.  That made it a difficult nut to compare against.

                              The revenues last year included an initial shipment of $300,000 for the development phase of the Advanced Missile Defense Radar program and that was not repeated this year.  We will soon be doing more limited shipments on that program.  But the big volume will start, we believe, either late 2016 or into 2017.

                              In addition to the AMDR variance, the revenue shortfall was due to price reductions.  Grant mentioned we've had to do that in order to retain business as the exchange rates have moved in the wrong direction with the dollar strengthening.

                              That adversely affected us by about $200,000 in the quarter and the sales returns that Grant referred to of the sealers was another $200,000.

                              Had it not been for the $200,000 returns, our gross margin would have been similar to that achieved last year at 22 percent.

                              Selling, general and administrative expenses were $960,000 in the third quarter, 6 percent less than the same amount of expenses incurred in the third quarter of 2014.  This decrease was due largely to lower accruals for incentive compensation and legal costs,  offset in part by fees for listing on NASDAQ and spending associated with our new office in China.

                              Operating profit for the quarter totaled $14,000 compared with $321,000 in the third quarter last year.  This decrease was due primarily to the price reductions and sales returns offset in part by efficiencies in manufacturing and lower spending in the selling, general and administrative areas.

                              Turning now to the balance sheet, we ended the quarter – with $3.1 million of cash and no bank borrowings.  At the same time a year ago, our cash was just over $1 million.  This $3 million is the highest level of cash we've had in several years, possibly even in our history.

                              Our receivables totaled $3.7 million at the end of September, representing 61 days sales outstanding, DSOs, the same number that we had is the end of last quarter and consistent with historical trends.

                              Inventories at the end of the quarter totaled $2.6 million, which is flat with our average over the past two years and represents a turnover of nearly seven times a year.

                              Turning to the liability side, payables and accruals in total amounted to $2.7 million also in line with the past few quarters and represents typical accruals and aging of payables.

                              At the end of the quarter, our current ratio increased to 3.8 times compared with 3.0 a year ago.  And finally, we also ended the quarter with an untapped $2 million committed line of credit.

                              At this time, operator, we're ready to take some questions.

Operator:               At this time, If you'd like to remind everyone in order to ask a question, please press star one on your telephone keypad.  Again, to ask a question please press star one.  To withdraw your question, press the pound key.  We do ask that you limit your question to one.  Thank you.  We'll pause for just a moment to compile the Q&A roster.

                              And your first question comes the line of Fred Milligan with Wunderlich Securities.

Fred Milligan:       Good afternoon, guys.

Grant Bennett:      Hi, Fred.

Fred Milligan:       Hi.  The oil and gas order – does that mean that every – as it go forward, that we'll have this question of whether these things dissolve or not?

Grant Bennett:      No.  The product absolutely performs wonderfully.  There are different fracking fluids used in different wells.  So there's several different flavors of ball sealers.  We began initial production of a new flavor this past quarter and we have gone through a process of refining the processing parameters to give them exactly what they want.  But the product works just great.

Fred Milligan:       OK.  So, will the revenues from this be reflected in this quarter?

Ralph Norwood:   Some of the sales we otherwise would have had in the third quarter will happen in the fourth quarter.  Yes.

Fred Milligan:       How much of that will be in the fourth quarter?

Ralph Norwood:   Well, you know order of magnitude we had $200,000 returns and the customer still want those balls.  So, $200,000 should show up in the fourth quarter.

Fred Milligan:       OK.  And then the military order, you mentioned that you could possibly go to some place.  Can you give more detail?  I know that Oshkosh has been out there in terms of – getting a big military order.  Does this have any impact in regard to that?  Or any particular relations with that?

Grant Bennett:      It doesn't – it does not have a direct relationship.  The Army, of course, is the end customer for that and for many other vehicle systems.  TACOM, which used to be known as the Tank Command, just outside of Detroit in Warren, Michigan, has the role within the Army of being the gatekeeper.  In other words, they are the ones that evaluate and confirm whether different armor systems, provide the protection that they need.

                              We are delighted to have this order from them where they will be buying a whole series of panels from us.  Then they'll be subjecting those panels to all of the testing that they do to confirm  that our product provides the protection that they hope it does.

                              We then need to interact with the companies like Oshkosh and the other armor producers.  But again we're moving down the chain from R&D into more applied opportunities.

Ralph Norwood:   Fred, if I might just add a bit to what Grant said, the Army Research Lab is more like basic research, TACOM is more applied research.  And I think it's significant to note that TACOM is the same organization that gave us the million-dollar order and also the same organization that awarded Oshkosh the $40 billion order.  So it's the same large organization and that $40 billion Oshkosh order is going to be over 20 years.  And by golly, somewhere along the way, we're going to get a portion of that I'm sure.

Grant Bennett:      That's very important point that Ralph made, which is indeed – it is TACOM – they must confirm for the Army that the armor meets the requirements and in the case of the Oshkosh order, they were, in fact, the purchaser on behalf of the Army.

Operator:               Again, if you'd like to ask a question, press star one.  And your next question comes from the line of Michael Epstein with Northeast Securities.

Michael Epstein:   Great.  It's Michael Epstein.  My question is more on the sales organization.  Ralph, you saw – I mean, Grant, beside you, could you give us a breakdown of the salespeople that you have out there – direct employees or contract sales people so we can – because I guess with – I'm looking for is an acceleration of your sales growth and how we – the market looks at us.

Grant Bennett:      Excellent question.  We refer to it an inside sales organization located here in Massachusetts. All are full-time employees.  We then have a full-time employee in China working out of an office in Beijing.  We hired this individual in the second quarter.

                              We also have one employee who is working out of his home in the Minneapolis, St.  Paul area.  He’s a former 3M employee that we've hired.

                              And then what we have is a network of manufacturers’ representatives who are paid on a commission basis.  We have a representative in Europe, in South Korea, in India, and in Israel  And we have several representatives here covering different territories in the U.S.

                              We carefully screen the representatives and therefore we don't have a representative in every territory in the U.S.  We have representatives where we believe we've been able to find the strength that we need.

                              So, fundamentally, the representative's job is to identify opportunities and to follow up and the actual quotations come from the inside sales organization here in Norton.

Ralph Norwood:   And just, again, if I might elaborate on that.  These are very senior people.  Two of them are officers of the company.  Two of the seven officers are 100 percent involved in sales and marketing.  There is a third person that would be in the top 10, if you will, of the company that is also 100 percent involved in sales.

And then we have an individual well connected in Europe who's been our sales rep working out of the Netherlands.  Although he is not 100 percent working for us because he's commission-based, we're the principal supplier of his check every month for sure.  And he's very well connected with our large customers in Europe.

Michael Epstein:   Can you…

                              (Crosstalk)

Grant Bennett:      You can also say that in today's world, your Web presence is critically important.  Our Web site is getting a little long in the tooth so we have a project underway to upgrade and strengthen it.  But it's also an important avenue for reaching customers.

Michael Epstein:   OK.  Could you give us a projection for the fourth quarter of how we look as far as backlog and expectation for loss or profitability in the fourth quarter?

Ralph Norwood:   Let me take a shot at that one, Michael.

                              First, we don't have backlogs per se.  We get an estimate from our major customers almost weekly.  They give us a purchase order for the year.  It's a projection of what they expect to order.  But what they buy from us is more of a function of what their customers buy from them as you can appreciate.

                              As we look in the quarter, we normally have a vision of about three months and in the past, we've been able to give you a view of the quarter.

                              Now, since we closed so rapidly instead of being halfway through the quarter, we're third of a way through the quarter, so our vision is a little foggier than normal.

                              That being said, as we look into the fourth quarter, the customers are a little more cautious than normal.  The strong dollar is a factor for sure from a competitive standpoint.

                              But as we approach the holiday period, I'd say right now the outlook is for a somewhat weaker revenue level than we experienced this past quarter.  But, this is a very short timeframe to look at CPS and I think the comments Grant made are the ones that are probably more relevant.

Operator:               And your next question comes from the line of Pete Enderlin with MAZ Partners.

Pete Enderlin:       Good afternoon.  Thanks for taking the question.  I'm filling in for Walter Schenker.

                              Couple of questions.  One is on the armor businesses.  Is there potential for foreign military business on a follow-on basis from that?  Or would that not be something you could readily pursue?

Grant Bennett:      There very definitely is.  As recently as last week, a major European vehicle manufacturer was here looking at armor.  And the U.S., of course, has export regulations.

Pete Enderlin:       Yes.

Grant Bennett:      ….. has export regulations,  – the Commerce Department has jurisdiction for commercial and dual use items, the State Department has jurisdiction for military-related items..  We would, in general, need to obtain an export license for armor.

                              I can already think of three export licenses relating to armor that we've obtained for the shipment of samples and prototypes.

                              So, we, of course, comply fully with export regulations.  But essentially, if the armor is going to any of our allies, we would expect that we would receive those export licenses.

Pete Enderlin:       And is that a – sort of a distinct procurement process for each ally or would they tend to piggy back off the U.S.?

Grant Bennett:      I may not be interpreting your question correctly, but what we find is that there is a remarkable amount of customization in the armor area.  For example, even on U.S. vehicles in Afghanistan, the Army has different types of armor – depending on whether a vehicle is going to be deployed in one province versus another province -- they will put a different armor in the form of a kit on that vehicle in the field.

                              We believe we have a fundamental advance in providing a light-weight composite armor and that's what we offer.

                              But within that, essentially the dimensions and the thickness of each piece would largely be specific.

Pete Enderlin:       So there might sort of a general buy on of the technology.  And then as you say specific customization for each application.

Grant Bennett:      That's exactly right.

Pete Enderlin:       OK.  And then also on the fracking product, is that a very specialized product?  Because my understanding is most fracking you know sand or ceramics sells in the billions of pounds.  And you're not talking about anything remotely approaching that.  So is it something that's a very small niche product?  Or what is the actual differentiation of the product?

Grant Bennett:      Sure.  The product specifically is used in hydraulic fracturing.  You drill a well and you line that well and then you need to frack it.  And the fracking is the opening up of fissures for the oil and gas to flow.  The fissures are propped open by the fracking fluid in the sand.

                              But in order to open up those fissures, what you do is seal off a segment of the well and then you detonate an explosive in the well itself to open up the fissures.  What we make is simply a sphere that, after the well is drilled and lined, our sealers are used to seal off a section.  In other words, to contain the explosion that fracks the well within a given area.

                              There are two types of sealers.  One type is that you have to to go in and somehow extract that sealer that you've put down the well.  Or in our case, the sealers can dissolve in a relatively short period of time so that they don't have to be extracted.

                              But in short, our product is simply used in the hydraulic fracturing step itself.  In that sense is a consumable but we're talking about – depending on the well length -  between 50 and 100 sealers would be used in each well.

Ralph Norwood:   Another point I think Peter you nailed it.  This potential for growth if you look out over a period of a few years or longer is significant.

Operator:               And your next question comes from the line of (Frank Wisneski), a private investor.

Frank Wisneski:    Hi, thanks.  A couple of questions.  One on the product return.  Where those products shipped in a prior quarter or where they shipped in the third quarter and returned in the third quarter?

Ralph Norwood:   Shipped in the third quarter and returned in the third quarter.

Frank Wisneski:    OK.  Now, I think, Ralph you said that the gross margin would have been similar to last year's 22 percent, if you didn't have this return.  Did I get that correctly?

Ralph Norwood:   Yes, you did.

Frank Wisneski:    If you had an 18 percent gross margin this year, if you bring it up to 22 percent.  That's about $200,000 right there.  And I just did it on the back of an envelope here.

                              But you know obviously you're not getting that kind of gross margin on it.  What am I missing there?

Grant Bennett:      Well, if you imagine that it cost us a certain amount of money to make these sealers.

Frank Wisneski:    Right.

Ralph Norwood:   And we expected it to earn $200,000 more in revenue than we did.

Frank Wisneski:    Right.

Ralph Norwood:   And that revenue because we had recorded it as a return dropped directly to gross margin.

Frank Wisneski:    So it's a $200,000 in the revenue line and a $200,000 in the gross margin line.

Ralph Norwood:   That's right.  Exactly.

Frank Wisneski:    That was painful.

Ralph Norwood:   Yes, it was.

Grant Bennett:      Yes, yes.

Frank Wisneski:    I assume that that doesn't happen very often, right?

Ralph Norwood:   Your math is very good.

Frank Wisneski:    All right.  The other question I had was on the AMRD.  I think in the last conference call, you had said that those shipments were going to begin at the end of this year or early in 2016 in order for Raytheon to make its own delivery schedule.

                              And I thought you said in your comments today that they would begin in late 2016.  Did I mishear that?  Or is there have been a slippage or…

Ralph Norwood:   Let me clarify.  I don't think I did a good job at making it clear.

Grant Bennett:      Can I jump in?

Ralph Norwood:   Sure, sure.

Grant Bennett:      Let me jump in as well.  Incidentally, if you go through Raytheon's Web site and search for AMDR, you can find a couple of pages dedicated to this program.

Frank Wisneski:    I found that.

Grant Bennett:      The most recent information we have is that Raytheon is under contract to deliver the first system to be installed in a destroyer by the end of 2016.

Frank Wisneski:    OK.

Grant Bennett:      And then the overall plan is then to install this in multiple ships per year.  But we don't have real visibility on how quickly that's going to ramp up.

                              So, we certainly expect – I would call it meaningful revenue next year.  Even if it's just from the one system.  By the way, a complete system per ship will require about 10,000 of our base plates.

                              But what we don't have visibility on at the moment is the rate at which it will ramp up after this initial installation.

Ralph Norwood:   We do, however, just to reiterate what we said initially,  see this at least a $17 million program once it gets moving that will take place over four or five years.  And the Raytheon people that met with us said, "Your grandchildren will be around when we still are using that component.”

                              So it could be a very substantial – I mean $17 million is very substantial but it could be well beyond that over the future.

Frank Wisneski:    Right.  And what – just to quantify what would each chipset mean to you in dollars?  What I mean in other words what are – 10,000 plates in revenues?

Ralph Norwood:   I'll tell you I don't have the foggiest idea.  I tell you what –- Grant maybe able to comment but I think of it this way:  When we booked the $17 million, we looked and said, "That's order of magnitude going to be down over five years."  So, I view that as order of magnitude $3 million a year.  And when we're doing order of magnitude $20 million a year that's a big number."

Grant Bennett:      Let me say the price is north of $150 and south of $250.

Ralph Norwood:   Per piece.

Grant Bennett:      Per piece.

Operator:               Your next question is a follow-up question from Fred Milligan from Wunderlich Securities.

Fred Milligan:       Hey guys.  Whose grandchildren we're talking about?  Mine or somebody else’s?

Grant Bennett:      Well, all of them.

Ralph Norwood:   You are a young man, Fred.

Grant Bennett:      You know we're actually very excited about this program.  Again, it's the Air Missile Defense Radar,  it's a scalable radar system and the initial deployment over many years will be in the Arleigh Burke class of destroyers.

But this comment by Raytheon that their grand children will be working on this program ….. they believe that the radar will be used throughout virtually everything that needs radar because it's so easily scalable.  It can be scalable down to a very small scale that could be transported in a small vehicle all the way up to scalable to being used on aircraft carrier.

                              Anyway it's an exciting program for us,  the kind of design win we like to achieve where this product should generate revenue for many, many years to come.  But you had a question.

Ralph Norwood:   Operator, are we still connected?

Operator:               Your next question comes from Frank Wisneski, a private investor.

Frank Wisneski:    Hi.  Thanks for taking the follow up.  You were – you're talking about gross margins.  And I'm just trying to understand a little bit of the dynamics of your business.  It seems that you have a very high technology product.  You've got a fairly unique position in the – in that product.  And your gross margins don't seem to suggest that.

                              Now, I'm not sure what goes into your cost of sales.  But how – you put it this way.  How sensitive your gross margins to your volume?  I read someplace that you're only at maybe half your capacity at your current facility.  Would gross margins be very favorably impacted as revenues increase beyond $20 million level?

Ralph Norwood:   You absolutely nailed it.  You bet.

Frank Wisneski:    OK.

Ralph Norwood:   We have high fixed cost and for every extra dollar of revenue in a normal mix of products, we would add almost 50 cents to gross margin.

Frank Wisneski:    Excellent.  And would the AMDR program be considered a normal mix?  Or is it – because it's government contracted, would that be potentially of lower gross margin?

Ralph Norwood:   I'd rather just say it's in a very attractive mix.

Frank Wisneski:    Fine.  Thank you very much.

Operator:               And you have another follow-up question from Fred Milligan.

Fred Milligan:       Hey, Grant?

Grant Bennett:      Yes.

Fred Milligan:       You talked about China and Japan.  OK.  And coming back feeling pretty good about it.  Can you try to convey some degree of your conviction in regard to that?  That's – could be terribly important.  I want to know what you know.

Grant Bennett:      OK, sure.  Let me talk about each country separately a little bit.  Our largest single source of revenue today come from IGBT base plates for traction applications – trains, subway cars and same modules are used in electricity-generating wind turbines.

                              Today, almost all of those revenues for us are coming from Europe.  The market in Japan is approximately equal to the market in Europe.  At the moment, the market in Japan is a little bit smaller but not much smaller than the market in Europe.  The Japanese would very much like to have at least two reliable suppliers.  And our competitor has been claiming that we're infringing one of their patterns which is why this patent discussion has been so important.

                              But let me just say that if that is behind us, we see a position where at a minimum, we would be a meaningful second supplier into the Japanese market.

                              So that's a crisp summary of Japan.  Let me talk about China.  Let me talk about two elements of China.  The two elements that precipitated at my visit.

                              One is the IGBT traction market in China.  Some of the studies show that 40 percent of all new railway construction in the world is in China.  And I must admit that it's just amazing.  I was just in the Nanjing railway station taking a high-speed train to Shanghai last Friday.  Simply the scale of the station and the mass of humanity that was there give me a strong feeling for the need for trains there.

                              But anyway the Chinese are ramping up their railway build out and rather than just buy from the Europeans and the Japanese, which is what they've done in the past, they are now determined that they're going to be making more of the product themselves.  They designated the module as one of the products they're going to be making.

                              And so as we speak, their module companies aren't really in production yet but they are building their factories and we see an opportunity to be a vendor to them with our IGBT base plates.

                              And then on the hybrid automobile side, there's a whole list of Chinese auto makers that we've never heard of here in the U.S. that have limited themselves to the Chinese market.

                              But you maybe have heard of some of them.  BYD is the one that Warren Buffett has invested in and another one is called Cherry Automotive. In order to address primarily the pollution problem, which is significant in the main cities in China, the government has all kinds of requirements and they're stressing electric and hybrid vehicles.

                              We see an opportunity to make baseplates for those applications.  And undoubtedly, we'll have some Chinese competitors there but we believe strongly we've got an advantage and we think we can sell into those applications.

Fred Milligan:       One last point OK and it's more of a point than a question.  It seems to me that you have great many opportunities and that's very positive.

                              The issue that's missing though is timing.  And you have certainly a much better feel for that than anybody else.  If that can be communicated perhaps a little better, that would be helpful.

Grant Bennett:      That's a really good point.  Let me just comment, if you’d like on the structural element of timing.  We are a custom component manufacture and so to generate a sale, our customer needs to design us in to their system and then they need to sell their systems.  And this is why, until we have a much broader customer base our quarter-to-quarter revenues can be lumpy.

Until we are specified into a program revenues do not happen.  A lid program, for example, has a defined life that is two and a half or three years.  For a base plate of specific dimensions that life is 10 or 11 years.  For a base plate used in an automobile that life is five to six years.

                              Anyway, production ramps up, runs and then ramps down.  And in a perfect world, we would have a pipeline of things evenly spaced out;  in the real world you have a couple quarters where nothing new is going into production.  And then you have a couple of quarters where several items are going into production.

                              But some of these timelines are quite long.  We began working in the AMDR program, I believe, in 2011.  You know it's still another year before the production ramps up.

                              Let me just say, although they're not evenly spaced but I am pleased with the design wins that are in the pipeline that will go into production in the future.

Fred Milligan:       OK.  Many thanks and good luck.

Grant Bennett:      Thank you.

Operator:               And there are no further questions.

Ralph Norwood:   Operator, would just poll the participants one more time in case there's another hanging question out there?

Operator:               Yes, sir.  If there are any investors that would like to make a comment or question, please press star one.

Grant Bennett:      Maybe I could conclude.  Let me thank all of you for joining the call.  We remain very excited about the future.  In any business, there are the micro issues and the macro issues.

We see every day this fundamental trend towards electrification and we also see a fundamental trend towards green energy and we believe that the thermal management products that we have will be increasingly needed as a result of both of those trends.

                              And we also are pleased that we are diversifying into different products still relying on our core technology such as the fracking area.

                              Again, we appreciate your support and we invite you to come visit us if you're ever in the Boston area and we look forward to speaking with you in the quarter.  Thanks very much.

Operator:               That does conclude today's conference call.  You may now disconnect.

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